UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2007, Nevan C. Elam, age 39, was appointed to serve as the new Senior Vice President, Head Pulmonary Business Unit, responsible for the Company’s worldwide pulmonary business. Mr. Elam served as Senior Vice President of Corporate Operations, General Counsel and Secretary for the Company since January 2005. From October 2000 to December 2004, Mr. Elam held various senior management and advisory positions including Chief Financial Officer and Vice-President of Business Development at E2open, Inc. (“E2open”), a technology company. Prior to his management roles at E2open, Mr. Elam was a partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, where he worked for eight years. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelor of Arts from Howard University. In connection with his appointment, Mr. Elam will no longer serve as the Company’s General Counsel.

Mr. Elam’s base salary is $376,971 and his performance-based bonus compensation target under our 2007 Discretionary Performance-Based Incentive Compensation Policy is 35% of his base salary. Additionally, Mr. Elam was granted an additional option to purchase 40,000 shares of the Company’s common stock pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”). The shares subject to such stock options shall vest monthly pro-rata over a period of four (4) years. Mr. Elam had previously been granted options to purchase 80,000 and 12,000 shares, respectively, of the Company’s common stock under the Plan and 7,000 restricted stock units. With respect to the 80,000 share grant, the shares vest over a period of 5 years, with 1/5th of the shares vesting on the anniversary of the grant date and the remaining shares vesting monthly thereafter so that all of the shares shall be fully vested on the fifth anniversary of the grant date. With respect to the 12,000 share grant, the shares subject to such stock option shall vest monthly pro-rata over a period of five (5) years. With respect to the 7,000 share restricted stock unit award, these restricted stock units vest based on the Company achieving certain corporate performance milestones. Mr. Elam is also entitled to benefits under our change of control severance plan such that in the event of a change of control of the Company and a subsequent termination of employment initiated by the Company or a successor company other than for cause or initiated by the employee for a good reason resignation in each case within 12 months following the change of control transaction Mr. Elam would be entitled to receive cash severance pay equal to 12 months base salary plus annual performance based compensation at target, the extension of employee benefits over this severance period, the full acceleration of unvested outstanding equity awards, reimbursement on a grossed-up basis for excise tax payments that may become due and up to $5,000 in outplacement assistance.

In addition, on April 2, 2007, Gil M. Labrucherie, age 35, was appointed as the Company’s General Counsel and Secretary, responsible for all aspects of the Company’s legal affairs. Mr. Labrucherie served as the Company’s Vice President, Corporate Legal for the Company since October 2005. From October 2000 to September 2005, Mr. Labrucherie was Vice President of Corporate Development at E2open. While at E2open, Mr. Labrucherie was responsible for global corporate alliances and merger and acquisition activity. Prior to E2open, he was the Senior Director of Corporate Development at AltaVista Company, an Internet search company, where he was responsible for merger and acquisition transactions. Mr. Labrucherie began his career as an associate in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati and Graham & James (DLA Piper Rudnick). Mr. Labrucherie received his Juris Doctorate from University of California Boalt Hall School of Law and a Bachelor of Arts from the University of California Davis.

Mr. Labrucherie’s base salary is $260,280 and his performance-based bonus compensation target under our 2007 Discretionary Performance-Based Incentive Compensation Policy is 35% of his base salary. Additionally, Mr. Labrucherie was granted additional options to purchase 20,400 shares of the Company’s common stock and 3,330 restricted stock units pursuant to the Plan. With respect to the shares subject to such stock options, the shares shall vest monthly pro-rata over a period of four (4) years. With respect to the shares subject to such restricted stock units, the shares shall vest 33.33% per year over a period of three (3) years. Mr. Labrucherie had previously been granted options to purchase 30,000 shares of the Company’s common stock under the Plan with 1/5th of the shares vesting on the anniversary of the grant date and the remaining shares vesting monthly thereafter so that all of the shares shall be fully vested on the fifth anniversary of the grant date. Mr. Labrucherie is also entitled to benefits under our change of control severance plan such that in the event of a change of control of the Company and a subsequent termination of employment initiated by the Company or a successor company other than for cause or initiated by the employee for a good reason resignation in each case within 12 months following the change of control transaction Mr. Elam would be entitled to receive cash severance pay equal to 12 months base salary plus annual performance based compensation at target, the extension of employee benefits over this severance period, the full acceleration of unvested outstanding equity awards, reimbursement on a grossed-up basis for excise tax payments that may become due and up to $5,000 in outplacement assistance.

A press release including information relating to these announcements is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release titled “Innovative Pulmonary and PEGylation-based Therapeutic Product Development Drives Business Strategy of Nektar Therapeutics”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie General Counsel and Secretary

Date:	April 9, 2007